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                                                                   Exhibit 10.25

                        AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") is made and entered into as of October 8, 2002 by and between HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation ("Corporation"), and KENNETH B. ROATH ("Officer").

                                    RECITALS

     A. Corporation and Officer are presently parties to a certain Employment Agreement entered into as of October 13, 2001 and effective as of January 1, 2000 (the "Employment Agreement").

     B. Corporation and Officer desire to amend the Employment Agreement in certain respects and wish to set forth their agreements in this regard in this Amendment. Capitalized terms used in this Amendment are used as defined in the Employment Agreement unless otherwise indicated.

                                    AGREEMENT

     The parties agree as follows:

     1. Duties and Title. Officer presently serves Corporation as its most senior executive officer and has the titles Chairman, President and Chief Executive Officer. Corporation desires Officer to continue to serve it in an executive capacity but desires to implement an orderly succession plan. As part of this, Corporation and Officer have agreed that Corporation shall employ a President and Chief Operating Officer. Accordingly:

          (a) Effective October 8, 2002, Officer's title shall be Chairman and Chief Executive Officer. Officer shall remain the most senior executive officer of the Corporation, and the other officers of the Corporation shall continue to report to Officer.

          (b) Effective upon the determination of the Board of Directors to elect James F. Flaherty III ("Flaherty") as Chief Executive Officer, Officer agrees to resign such title and thereafter his title shall be Chairman. Corporation and Officer expect that this change will occur on or about the time of the Corporation's annual meeting in May 2003, but the Corporation shall have the right to cause the election of Flaherty as Chief Executive Officer at an earlier or later date as its Board of Directors may determine.

          (c) Upon the determination by the Corporation, acting through its Board of Directors, to elect Flaherty to the title of Chief Executive Officer as part of an orderly transition plan, Officer shall have such duties and responsibilities as the Board shall reasonably request and appoint and agrees to perform such duties to the best of his

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ability and devote so much of his business time, energy and skill as shall be required to carry out the duties reasonably assigned by the Corporation.

          (d) Officer agrees to continue to serve as a director of Corporation, if nominated and elected, through at least the Employment Period.

     2.   Adjustments to Compensation.

          (a) On May 1, 2003, or, if later, the date of the Corporation's annual meeting for the year 2003 (the later of such dates being the "Change in Compensation Date"), Officer agrees that his base salary shall be reduced to $350,000 per year, provided that or before such date Corporation has elected Flaherty to be its Chief Executive Officer as part of the orderly transition plan contemplated by this Amendment. If Flaherty is elected to the position of Chief Executive Officer at some later date, such later date shall be the Change in Compensation Date. On the one-year anniversary of the Change in Compensation Date, Officer's base salary shall be further reduced to $250,000 per year. After the Change in Compensation Date, if Corporation assigns duties to Officer pursuant to paragraph 1(c) above, which require Officer to perform on a substantially full-time basis for an extended period, Officer may request the Corporation to increase his base salary to a level commensurate with his former base salary and the duties being requested.

          (b) Officer shall continue to remain eligible for benefits and bonuses throughout the Employment Period, and Corporation agrees that Officer's bonus for the year 2002 shall not be negatively impacted by reason of the implementation of a transition plan and the election of a new Chief Operating Officer. Officer recognizes that his bonus for the year 2002 and for any subsequent year remains at the discretion of the Corporation and its Nominating and Compensation Committee, and that the Corporation will not, absent extraordinary or unanticipated circumstances, expect to pay Officer a bonus for periods after he ceases to serve as Chief Executive Officer.

     3. Term of Agreement. Unless extended by a written agreement of both parties, Officer and the Corporation agree that the Employment Period shall terminate on the second anniversary of the Change in Compensation Date without any requirement for a Notice of Termination by either party. Such date shall be a Date of Termination but shall not be deemed a Termination Other Than For Cause for purposes of Section 5(b) (ii) or (iii) of the Employment Agreement.

     4.   Officer Benefits.

          (a) For the duration of the Employment Period, Officer shall continue to receive the benefits described in the Employment Agreement. Further, during the period following the expiration of the Employment Period, Officer and his eligible dependents shall continue to receive the medical benefits currently available to Officer and such eligible dependents, at the Corporation's expense, for five years. The

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Corporation may, however, reduce the level of medical benefits provided after the Employment Period expires to the extent such benefits cannot be made available at a reasonable cost.

          (b) Officer shall no longer receive automobile benefits following December 31, 2003 or, if later, the Change in Compensation Date.

          (c) Corporation shall, after the Change in Compensation date, provide Officer appropriate office space and secretarial support to perform the duties requested pursuant to Section 1(c) above.

          (d) Corporation shall continue to pay Officer's club dues for the clubs contemplated by Section 7(b) of the Employment Agreement. Upon the expiration of the Employment Period, as amended by this Amendment, Officer shall be entitled to purchase from the Corporation the membership interest in the club commonly known as The Reserve at the Corporation's cost. Corporation acknowledges that this membership is currently held in Officer's name, and Officer acknowledges that the Corporation provided the funds to purchase this membership interest.

          (e) For purposes of the Corporation's stock incentive plans, the officer shall be deemed to retire at the end of the Employment Period.

     5.   Executive Retirement Plan.

          (a) Corporation has established, and Officer participates in, an Amended and Restated Executive Retirement Plan (the "Plan"). Corporation confirms that Officer continues to accrue an increased percentage of his Final Average Earnings (as defined in the Plan), notwithstanding the fact that Officer has exceeded the age of 65 years and shall continue to accrue such increased percentage through the end of calendar year 2003. Officer agrees, that notwithstanding the fact that he shall continue to receive a salary from the Corporation during 2004 pursuant to the terms of the Employment Agreement as amended by this Amendment, he shall no longer continue to receive an increased percentage of earnings for any year after 2003, provided that a Change in Compensation Date has occurred by December 31, 2003. Corporation agrees, provided the Change in Compensation Date has occurred, that Officer may begin to receive his accrued benefits in calendar year 2004, although Officer will continue to receive a salary from Corporation during such year. Corporation agrees to make, prior to December 31, 2002, such amendments to the Plan as are necessary to permit Officer to receive such benefits. However, Officer agrees that such amendments and such eligibility to receive benefits beginning in calendar year 2004 shall not confer upon Officer the right to require in 2004 the establishment of a trust pursuant to any terms of the Plan providing for such a trust.

     6. Agreement Otherwise Confirmed. Except for the specific changes made by this Amendment, the Employment Agreement shall remain in full force and effect.

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         IN WITNESS WHEREOF, the parties have executed this Amendment to
Employment Agreement this ____ day of October, 2002, to be effective as of October 8, 2002.

                              "Corporation"

                              HEALTH CARE PROPERTY INVESTORS, INC.,
                              a Maryland corporation

                              By: ____________________________________
                              Name:  Michael McKee
                              Title: Director signing at direction of the Board


                              "Officer"

                              _________________________________________
                              KENNETH B. ROATH


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